                                                                     Exhibit 8.2



                                December 20, 2001


People's Bancshares, Inc.
545 Pleasant Street
New Bedford, MA 02740

      RE: MERGER PURSUANT TO AGREEMENT AND PLAN OF MERGER BY AND BETWEEN FIRSTFED AMERICA BANCORP, INC. AND PEOPLE'S BANCSHARES, INC.

Ladies and Gentlemen:

      This opinion letter is delivered to you in our capacity as counsel to People's Bancshares, Inc, a Massachusetts corporation ("Target"), in connection
                                                        ------
with the merger (the "Merger") of Target with and into FIRSTFED AMERICA BANCORP,
                      ------
Inc., a Delaware corporation ("Acquiror"), pursuant to an Agreement and Plan of Merger dated as of October 1, 2001 (the "Merger Agreement"). This opinion letter
                                         ----------------
relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and certain U.S. federal income tax consequences of the Merger to Acquiror, Target and Target stockholders. Any capitalized term used and not otherwise defined herein shall have the same meaning ascribed to such term in the Merger Agreement.

      For purposes of the opinions set forth below, we have reviewed and relied upon the Merger Agreement and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinions. In addition, in rendering our opinions we have relied upon certain statements, representations and warranties made by Target and Acquiror set forth in representation letters provided to us by them in connection with the preparation of this opinion letter. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken and that all representations, statements and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the

People's Bancshares, Inc.
December 20, 2001
Page 2



individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of Delaware and Massachusetts, that each of Target and Acquiror will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

      Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions. No ruling has been or will be sought from the Internal Revenue Service by Target or Acquiror as to the federal income tax consequences of any aspect of the Merger.

      Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that the Merger of Target with and into Acquiror will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, it is also our opinion that (i) no gain or loss will be recognized by Acquiror or Target as a result of the Merger; (ii) except to the extent of any cash received as part of the Merger Consideration or in lieu of a fractional share interest in Acquiror Common Stock, no gain or loss will be recognized by the stockholders of Target who exchange their Target Common Stock for Acquiror Common Stock pursuant to the Merger; (iii) the tax basis of Acquiror Common Stock received by stockholders who exchange their Target Common Stock for Acquiror Common Stock in the Merger will be the same as the tax basis of Target Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and (iv) the holding period of Acquiror Common Stock received by each stockholder in the Merger will include the holding period of Target Common Stock exchanged therefor, provided that such stockholder held such Target Common Stock as a capital asset on the Effective Date.

                                      * * *

      We express no opinion herein other than the opinions expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinions are not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinions. We do not

People's Bancshares, Inc.
December 20, 2001
Page 3



undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinions.

      This opinion letter is being provided to you pursuant to Section 5.1(f) of the Merger Agreement in connection with the transactions set forth in the Merger Agreement. Without our prior written consent, it may not be relied upon by any other person or entity (including Acquiror or any other successor-in-interest to Target), other than the stockholders of Target, or used for any other purpose, and may not be made available to any other person or entity.


                                          Very truly yours,

                                          /s/ Goodwin Procter LLP

                                          Goodwin Procter LLP